Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Fund of
Colorado (the 'Fund') was held on June 30, 2010. The holders of shares representing 88% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes are presented below).

1. To elect Trustees.

Dollar Amount of Votes:

		Trustee		For		Withheld

	Tucker Hart Adams		241,801,622		2,589,841
	Ernest Caldero'n 		241,711,908		2,679,555
	Thomas A. Christopher		241,794,180		2,597,283
	Gary C. Cornia			241,780,603		2,610,860
	Grady Gammage		241,790,484		2,600,978
	Diana P. Herrmann		41,637,691		2,753,772
	Lyle W. Hillyard			241,702,016		2,689,447
	John C. Lucking		241,794,180		2,597,283
	Anne J. Mills			241,667,481		2,723,981


2. To ratify the selection of Tait Weller & Baker, LLP as the
Fund's independent registered public accounting firm.

Dollar Amount of Votes:

	For		Against		Abstain

	240,153,050		1,627,573		2,579,689